Mail Stop 4561

      May 25, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX 1-603-332-7429

Ms. Suzanne Verrill
Chief Financial Officer
Brandpartners Group, Inc.
10 Main Street
Rochester, NH 03839

RE:	Brandpartners Group, Inc.
Form 10-K for the year ended December 31, 2004
Form 10-Q for the year ended March 31, 2004 and June 30, 2005
File no. 00-16530

Dear Ms. Verrill:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



						Sincerely,



Jorge Bonilla
Senior Staff Accountant



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